                                          Filed Pursuant to Rule 424(b)(2)
                                          Registration No. 333-58446
PROSPECTUS SUPPLEMENT
(To Prospectus Dated April 20, 2001)

                                 $2,000,000,000

                     General Motors Acceptance Corporation
                      6.875% Notes due September 15, 2011

                               ----------------

The notes will mature on September 15, 2011. Interest will accrue from September 12, 2001 at the rate of 6.875% per year payable semi-annually in arrears on March 15 and September 15 of each year, commencing on March 15, 2002. The notes will not be redeemable prior to maturity unless certain events occur involving United States taxation.

The notes offered by this prospectus supplement constitute a further issuance of, are fungible with and are consolidated and form a single series with our outstanding 6.875% Notes due September 15, 2011 issued on September 12, 2001 in the amount of $3,500,000,000. Upon completion of this offering, the aggregate principal amount of outstanding Notes of this series will be $5,500,000,000.

Application has been made to list the notes on the Luxembourg Stock Exchange.

                               ----------------

                                                         Per Note     Total
                                                         -------- --------------
Public Offering Price (1)..............................   96.599% $1,931,980,000
Underwriting Discount..................................    0.425% $    8,500,000
Proceeds, before expenses, to General Motors Acceptance
 Corporation...........................................   96.174% $1,923,480,000

--------
(1) Plus accrued interest from September 12, 2001.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the related prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The notes will be ready for delivery through The Depository Trust Company, the Euroclear System or Clearstream Banking, societe anonyme, Luxembourg on or about November 2, 2001.

                               ----------------

                          Joint Book-Running Managers

Bear, Stearns & Co. Inc.       JPMorgan        Morgan Stanley       UBS Warburg

                               ----------------

Credit Suisse First Boston                                   Merrill Lynch & Co.

                               ----------------

Banc of America Securities LLC                    Banc One Capital Markets, Inc.
Barclays Capital                                       Blaylock & Partners, L.P.
BNP PARIBAS                              Commerzbank Capital Markets Corporation
Dresdner Kleinwort Wasserstein                           RBC Dominion Securities
Scotia Capital                                          TD Securities (USA) Inc.
Utendahl Capital Partners, L.P.             Westdeutsche Landesbank Girozentrale
The Williams Capital Group, L.P.

The activities of the underwriters of the notes are being jointly led by Bear, Stearns & Co. Inc., JPMorgan, Morgan Stanley and UBS Warburg LLC.

                                October 26, 2001

                               Table of Contents

                             Prospectus Supplement

                                                                            Page
                                                                            ----
Incorporation of Certain Documents by Reference............................  S-2
Directors of GMAC..........................................................  S-3
Ratio of Earnings to Fixed Charges.........................................  S-3
Consolidated Capitalization of GMAC........................................  S-3
Selected Consolidated Financial Data.......................................  S-4
Use of Proceeds............................................................  S-5
Description of Notes.......................................................  S-5
United States Federal Taxation............................................. S-10
Underwriting............................................................... S-15
General Information........................................................ S-17
Legal Opinions............................................................. S-17

                                   Prospectus

                                                                            Page
                                                                            ----
Principal Executive Offices................................................    3
Where You Can Find More Information........................................    3
Incorporation of Certain Documents by Reference............................    3
Description of General Motors Acceptance Corporation.......................    4
Ratio of Earnings to Fixed Charges.........................................    4
Use of Proceeds............................................................    4
Description of Debt Securities.............................................    4
Description of Warrants....................................................    9
Plan of Distribution.......................................................   10
Experts....................................................................   12

   Unless the context indicates otherwise, the words "GMAC", "we", "our", "ours" and "us" refer to General Motors Acceptance Corporation.

   You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you different information or to make any additional representations. We are not, and the underwriters are not, making an offer of any securities other than the notes. This prospectus supplement is part of and must be read in conjunction with the accompanying prospectus dated April 20, 2001. You should not assume that the information appearing in this prospectus supplement and the accompanying prospectus, as well as the information incorporated by reference, is accurate as of any date other than the date on the front cover of this prospectus supplement.

   We will deliver the Notes to the underwriters at the closing of this offering when the underwriters pay us the purchase price of the Notes. The underwriting agreement provides that the closing will occur on November 2, 2001, which is five business days after the date of the prospectus supplement. Rule 15c6-1 under the Securities Exchange Act of 1934 generally requires that securities trades in the secondary market settle in three business days, unless the parties to a trade expressly agree otherwise.

   The distribution of this prospectus supplement and the accompanying prospectus and the offering of the notes may be restricted in certain jurisdictions. You should inform yourself about and observe any such restrictions. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

   This prospectus supplement and the accompanying prospectus include particulars given in compliance with the rules governing the listing of securities on the Luxembourg Stock Exchange. We accept full responsibility for the accuracy of the information contained in this prospectus supplement and the accompanying prospectus and, having made all reasonable inquiries, confirm that to the best of our knowledge and belief there are no other facts the omission of which would make any statement contained in this prospectus supplement and the accompanying prospectus misleading.

   Unless otherwise specified or the context otherwise requires, references in this prospectus supplement and accompanying prospectus to "dollars", "$" and "U.S.$" are to United States dollars.

                Incorporation of Certain Documents by Reference

   The SEC allows us to "incorporate by reference" information we file with them, which means that we can disclose important information to you by referring you to those documents, including our annual, quarterly and current reports, that are considered part of this prospectus supplement and accompanying prospectus. Information that we file later with the SEC will automatically update and supersede this information.

   We incorporate by reference the documents set forth below that we previously filed with the SEC. These documents contain important information about General Motors Acceptance Corporation and its finances.

      SEC Filings                     Period
      -----------                     ------
      Annual Report on Form 10-K..... Year ended December 31, 2000
      Quarterly Reports on Form 10-Q. Quarters ended March 31, 2001 and
                                      June 30, 2001
      Current Reports on Form 8-K.... Dated January 17, 2001, February 8, 2001,
                                      April 9, 2001, April 20, 2001, April 24,
                                      2001, July 17, 2001, August 27, 2001,
                                      September 28, 2001, October 3, 2001,
                                      October 16, 2001, October 18, 2001,
                                      October 22, 2001 and October 24, 2001(2)

   You may, at no cost, request a copy of the documents incorporated by reference in this prospectus supplement and accompanying prospectus, except exhibits to such documents, by writing or telephoning the office of G.E. Gross, Comptroller, at the following address and telephone number:

                     General Motors Acceptance Corporation
                         200 Renaissance Center
                         Mail Code 482-B07-C24
                         Detroit, Michigan 48265-2000
                         Tel: (313) 665-4327

   This prospectus supplement and accompanying prospectus, together with the documents incorporated by reference, will be available free of charge at the office of Banque Generale du Luxembourg S.A., 50 Avenue J. F. Kennedy, L-2951, Luxembourg.

                               Directors of GMAC

 Name                     Position
 ----                     --------
 Richard J. S. Clout..... Executive Vice President

                          Vice Chairman and Chief Financial Officer, General
 John M. Devine.......... Motors Corporation

                          Vice President and Treasurer, General Motors
 Eric A. Feldstein....... Corporation

 John D. Finnegan........ Chairman and President, General Motors Acceptance
                           Corporation and Executive Vice President, General
                           Motors Corporation

 John E. Gibson.......... Executive Vice President

 William F. Muir......... Executive Vice President and Chief Financial Officer

                          Vice President and Chief Investment Funds Officer,
 W. Allen Reed........... General Motors Corporation

 John F. Smith, Jr....... Chairman, General Motors Corporation

                          President and Chief Executive Officer, General Motors
 G. Richard Wagoner, Jr.. Corporation

 Ronald L. Zarrella...... Executive Vice President and President of GM North
                           America, General Motors Corporation

   The above Directors do not hold any significant positions outside of General Motors Corporation, GMAC and their respective subsidiaries.

   The business address of each Director and the location of GMAC's principal executive offices is 200 Renaissance Center, Detroit, Michigan 48265-2000, United States.

                      Ratio of Earnings to Fixed Charges

                     Unaudited
                 Six Months Ended                                        Years Ended
                     June 30,                                           December 31,
             ---------------------------                           ---------------------------------------------------
             2001                 2000                             2000                             1999
             ----                 ----                             ----                             ----
             1.35                 1.32                             1.30                             1.38

   The ratio of earnings to fixed charges has been computed by dividing earnings before income taxes and fixed charges by the fixed charges.

   See "Ratio of Earnings to Fixed Charges" in the accompanying prospectus for additional information.

                      Consolidated Capitalization of GMAC
                                  (Unaudited)
                         (In millions of U.S. Dollars)

                                                                     June 30,
                                                                       2001
                                                                    ----------
   Total Debt...................................................... $131,393.8
                                                                    ----------

   Stockholders' Equity
     Common stock, $.10 par value (authorized 10,000 shares,
      outstanding 10 shares) and paid-in capital................... $  5,127.9
     Retained earnings.............................................    9,942.9
     Net unrealized loss on derivatives............................     (111.0)
     Net unrealized gains on securities............................      178.1
     Unrealized accumulated foreign currency translation
      adjustment...................................................     (408.0)
                                                                    ----------
       Total stockholders' equity.................................. $ 14,729.9
                                                                    ----------
   Total Capitalization............................................ $146,123.7
                                                                    ==========

   Note: Guarantees and contingent liabilities of GMAC are as disclosed on page 27 of the Annual Report on Form 10-K for the year ended December 31, 2000.

   There has been no material change in capitalization of GMAC since June 30, 2001.

                     SELECTED CONSOLIDATED FINANACIAL DATA

   The following table sets forth our selected financial data derived from our audited consolidated financial statements for the two years ended December 31, 2000 and 1999 and from our unaudited financial statements for the six months ended June 30, 2001 and 2000. We do not publish non-consolidated financial statements. We believe that all adjustments necessary for the fair presentation thereof have been made to the unaudited financial data. The results for the interim period ended June 30, 2001 are not necessarily indicative of the results for the full year. The following information should be read in conjunction with the consolidated financial statements and related notes incorporated by reference in the accompanying prospectus. See "Incorporation of Certain Documents by Reference" in the accompanying prospectus.

                                   Six Months Ended           Years Ended
                                       June 30,              December 31,
                                 ----------------------  ----------------------
                                    2001        2000        2000        1999
                                 ----------  ----------  ----------  ----------
                                        (in millions of U.S. Dollars)
Balance Sheet Data (1):
Cash and cash equivalents......  $  1,106.5  $    673.0  $  1,147.8  $    704.3
                                 ----------  ----------  ----------  ----------
Earning assets
Investments in securities......    10,472.6     9,331.4     9,485.0     8,984.7
Finance receivables, net.......    90,103.3    86,519.8    93,024.8    81,288.9
Investment in operating leases,
 net...........................    26,852.7    31,083.9    29,311.1    30,242.4
Notes receivable from General
 Motors Corporation............     5,495.8     4,231.2     5,434.0     4,025.0
Real estate mortgages--held for
 sale..........................     7,515.5     5,065.8     5,758.5     5,678.4
--held for investment..........     1,428.3     1,386.4     1,895.1     1,497.4
--lending receivables..........     3,257.8     1,924.4     2,960.0     1,800.6
Factored receivables...........     1,851.1       712.3     2,291.1       764.9
Due and deferred from
 receivable sales, net.........     1,703.2     1,134.1     1,159.3       742.2
Mortgage servicing rights, net.     4,342.5     3,583.4     3,984.5     3,421.8
Other..........................    14,721.1    11,891.8    12,021.0     9,638.6
                                 ----------  ----------  ----------  ----------
  Total Assets.................  $168,850.4  $157,537.5  $168,472.2  $148,789.2
                                 ==========  ==========  ==========  ==========
General Motors Corporation and
 affiliated companies..........       533.4       198.9       199.4       216.0
Interest.......................     2,122.1     1,657.8     1,765.9     1,550.8
Insurance losses and loss
 expense reserve...............     1,736.7      1772.7     1,718.7     1,861.9
Unearned insurance premiums....     2,390.7     2,059.3     2,151.1     1,949.5
Deferred income taxes..........     3,645.8     3,476.5     3,574.3     3,496.7
United States and foreign
 income and other taxes
 payable.......................       894.1       699.7       805.5       521.9
Other postretirement benefits..       742.0       721.9       744.3       704.3
Other..........................    10,661.9     6,952.1    10,100.7     6,207.5
Debt...........................   131,393.8   126,739.6   133,372.2   121,158.2
                                 ----------  ----------  ----------  ----------
Total liabilities..............   154,120.5   144,278.5   154,432.1   137,666.8
                                 ----------  ----------  ----------  ----------
Common stock, $.10 par value
 (authorized 10,000 shares,
 outstanding 10 shares) and
 paid-in capital...............     5,127.9     3,679.1     5,127.9     2,200.0
Retained earnings..............     9,942.9     9,596.3     9,028.5     8,803.9
Net unrealized loss on
 derivatives...................      (111.0)        --
Net unrealized gains on
 securities....................       178.1       300.5       231.7       356.8
Unrealized accumulated foreign
 currency translation
 adjustment....................      (408.0)     (316.9)     (348.0)     (238.3)
                                 ----------  ----------  ----------  ----------
Accumulated other comprehensive
 income........................      (340.9)      (16.4)     (116.3)      118.5
                                 ----------  ----------  ----------  ----------
  Total stockholder's equity...    14,729.9    13,259.0    14,040.1    11,122.4
                                 ----------  ----------  ----------  ----------
  Total Liabilities and
   Stockholder's Equity........  $168,850.4  $157,537.5  $168,472.2  $148,789.2
                                 ==========  ==========  ==========  ==========

--------
(1) Certain amounts for 1999 and 2000 have been reclassified to conform with 2001 classifications.

                                         Six Months Ended      Years Ended
                                             June 30,         December 31,
                                         ----------------- --------------------
                                           2001     2000     2000       1999
                                         -------- -------- ---------  ---------
                                             (in millions of U.S. Dollars)
Income Statement Data (1):
Financing revenue
Retail and lease financing.............  $2,504.5 $2,271.8 $ 4,773.8  $ 4,303.0
Operating leases.......................   3,778.1  4,008.2   7,906.7    7,429.2
Wholesale, commercial and term loans...   1,377.2  1,327.3   2,812.9    2,045.7
                                         -------- -------- ---------  ---------
  Total financing revenue..............   7,659.8  7,607.3  15,493.4   13,777.9
Interest and discount..................   4,065.4  3,936.9   8,294.7    6,526.2
Depreciation on operating leases.......   2,473.1  2,612.7   5,166.2    4,891.7
                                         -------- -------- ---------  ---------
  Net financing revenue................   1,121.3  1,057.7   2,032.5    2,360.0
Insurance premiums earned..............   1,004.7    928.1   1,883.8    1,793.9
Mortgage revenue.......................   2,571.5  1,736.8   3,907.2    2,982.3
Other income...........................   1,558.4  1,104.1   2,376.7    1,663.9
                                         -------- -------- ---------  ---------
  Net financing revenue and other......   6,255.9  4,826.7  10,200.2    8,800.1
                                         -------- -------- ---------  ---------
Expenses
Salaries and benefits..................   1,019.0    922.6   1,865.9    1,591.9
Amortization of intangibles............     525.9    304.8     660.7      516.9
Other operating expenses...............   1,922.5  1,373.1   3,072.5    2,410.1
Insurance losses and loss adjustment
 expenses..............................     873.9    730.1   1,493.1    1,389.9
Provision for credit losses............     535.7    237.7     551.6      403.8
                                         -------- -------- ---------  ---------
  Total expenses.......................   4,877.0  3,568.3   7,643.8    6,312.6
Income before income taxes.............   1,378.9  1,258.4   2,556.4    2,487.5
United States, foreign and other income
 taxes.................................     498.8    466.0     954.3      960.2
                                         -------- -------- ---------  ---------
Cumulative effect of accounting change.      34.3      --
                                         -------- --------
  Net income...........................     914.4    792.4   1,602.1    1,527.3
Retained earnings at beginning of the
 period................................   9,028.5  8,803.9   8,803.9    7,351.6
                                         -------- -------- ---------  ---------
Total..................................   9,942.9  9,596.3  10,406.0    8,878.9
Cash dividends.........................       --       --   (1,377.5)     (75.0)
                                         -------- -------- ---------  ---------
  Retained earnings at end of the
   period..............................  $9,942.9 $9,596.3 $ 9,028.5  $ 8,803.9
                                         ======== ======== =========  =========

--------
(1) Certain amounts for 1999 and 2000 have been reclassified to conform with 2001 classifications.

                                Use of Proceeds

   We will receive net proceeds before expenses of $1,923,480,000. We estimate that our expenses will be approximately $250,000. The net proceeds from the sale of the securities will be added to the general funds of GMAC and will be available for the purchase of receivables, the making of loans or the repayment of debt. Such proceeds initially may be used to reduce short-term borrowings or invested in short-term securities.

                              Description of Notes

General

   The following description of the particular terms of the 6.875% Notes due September 15, 2011 (the "Notes") offered hereby supplements and, to the extent that the terms are inconsistent, replaces, the description of the general terms and provisions of the Debt Securities set forth in the accompanying prospectus. The Notes are part of the Debt Securities registered by GMAC in April 2001 to be issued on terms to be determined at the time of sale.

   The Notes offered by this prospectus supplement constitute a further issuance of, are fungible with and are consolidated and form a single series with our outstanding 6.875% Notes due September 15, 2011 issued on September 12, 2001 in the amount of $3,500,000,000. Upon completion of this offering, the aggregate principal amount of outstanding Notes of this series will be $5,500,000,000. The Notes offered hereby will be issued pursuant to an Indenture dated as of July 1, 1982, as amended, which is more fully described in the accompanying prospectus and the Notes have been authorized and approved by resolution of our Board of Directors on April 3, 2001.

   The Notes will be redeemed at par on September 15, 2011. The Notes are not redeemable by GMAC prior to maturity unless certain events occur involving U.S. taxation. See "Redemption for Tax Reasons." The Notes will bear interest, calculated on the basis of a 360-day year consisting of twelve 30-day months, from September 12, 2001 at the rate of 6.875% per annum, payable on March 15 and September 15 of each year, the first payment to be made on March 15, 2002 in respect of the period from September 12, 2001 to March 15, 2002, to the person in whose name the Notes are registered at the close of business on the last day of the calendar month next preceding such March 15 and September 15.

Book-Entry, Delivery and Form

   The Notes will be offered and sold in principal amounts of U.S. $1,000 and integral multiples thereof. The Notes will be issued in the form of one or more fully registered Global Notes (collectively, the "Global Notes"), which will be deposited with, or on behalf of, The Depository Trust Company, New York, New York (the "Depository" or "DTC") and registered in the name of Cede & Co., the Depository's nominee. Beneficial interests in the Global Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in the Depository. Investors may elect to hold interests in the Global Notes through DTC, Clearstream Banking, societe anonyme, Luxembourg, formerly Cedelbank ("Clearstream"), or Euroclear Bank S.A./NV as operator of the Euroclear System ("Euroclear") if they are participants of such systems, or indirectly through organizations which are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers' securities accounts in Clearstream's and Euroclear's names on the books of their respective depositaries. Clearstream's and Euroclear's depositaries will hold interests in customers' securities accounts in the depositaries' names on the books of the Depository. Citibank, N.A. will act as depositary for Clearstream and The Chase Manhattan Bank will act as depositary for Euroclear (in such capacities, the "U.S. Depositaries"). Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of the Depository or to a successor of the Depository or its nominee. The transfer of Global Notes may be made at the office of the Registrar according to the rules of the clearing systems.

   Clearstream has advised that it is incorporated under the laws of the Grand Duchy of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations ("Clearstream Participants"). Clearstream facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, eliminating the need for physical movement of certificates. Clearstream provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (CSSF). Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

   Distributions, to the extent received by the U.S. Depositary for Clearstream, with respect to the Notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures.

   Euroclear has advised that it was created in 1968 to hold securities for its participants ("Euroclear Participants") and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, eliminating the need for physical movement of certificates and eliminating any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./NV (the "Euroclear Operator"), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the "Cooperative"). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

   The Euroclear Operator has advised us that it is licensed by the Belgian Banking and Finance Commission to carry out banking activities on a global basis. As a Belgian bank, it is regulated and examined by the Belgian Banking Commission.

   Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the "Terms and Conditions"). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding through Euroclear Participants.

   Distributions, to the extent received by the U.S. Depositary for Euroclear, with respect to Notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions.

   In the event definitive Notes are issued, we will appoint a paying agent and transfer agent in Luxembourg (the "Luxembourg Paying and Transfer Agent"). Holders of definitive Notes will be able to receive payments and effect transfers at the offices of the Luxembourg Paying and Transfer Agent.

   Individual certificates in respect of Notes will not be issued in exchange for the Global Notes, except in very limited circumstances. If Euroclear, Clearstream or DTC notifies us that it is unwilling or unable to continue as a clearing system in connection with a Global Note or, in the case of DTC only, DTC ceases to be a clearing agency registered under the Securities Exchange Act, and in each case we do not appoint a successor clearing system within 90 days after receiving such notice from Euroclear, Clearstream or DTC or on becoming aware that DTC is no longer so registered, we will issue or cause to be issued individual certificates in registered form on registration of, transfer of or in exchange for book-entry interests in the Notes represented by such Global Note upon delivery of such Global Note for cancellation.

   Title to book-entry interests in the Notes will pass by book-entry registration of the transfer within the records of Euroclear, Clearstream or DTC, as the case may be, in accordance with their respective procedures. Book-entry interests in the Notes may be transferred within Euroclear and within Clearstream and between Euroclear and Clearstream in accordance with procedures established for these purposes by Euroclear and Clearstream. Book-entry interests in the Notes may be transferred within DTC in accordance with procedures established for this purpose by DTC. Transfers of book-entry interests in the Notes between Euroclear and Clearstream and DTC may be effected in accordance with procedures established for this purpose by Euroclear, Clearstream and DTC.

Global Clearance and Settlement Procedures

   Initial settlement for the Notes will be made in immediately available funds. Secondary market trading between DTC Participants will occur in the ordinary way in accordance with Depository rules. Secondary market trading between Clearstream Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds.

   Cross-market transfers between persons holding directly or indirectly through the Depository on the one hand, and directly or indirectly through Clearstream or Euroclear Participants, on the other, will be effected in the Depository in accordance with the Depository rules on behalf of the relevant European international clearing system by its U.S. Depositary. However, a cross-market transfer will require delivery of instructions to the relevant European international clearing system, by the counterparty in such European international clearing system, in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving Notes in the Depository and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to the Depository. Clearstream Participants and Euroclear Participants may not deliver instructions directly to their respective U.S. Depositaries.

   Because of time-zone differences, credits of Notes received in Clearstream or Euroclear as a result of a transaction with a DTC Participant will be made during subsequent securities settlement processing and dated the business day following the Depository settlement date. Credits or any transactions of the type described above settled during subsequent securities settlement processing will be reported to the relevant Euroclear or Clearstream Participants on the business day that the processing occurs. Cash received in Clearstream or Euroclear as a result of sales of Notes by or through a Clearstream Participant or a Euroclear Participant to a DTC Participant will be received with value on the Depository settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in the Depository.

   Although the Depository, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of Notes among participants of the Depository, Clearstream and Euroclear, they are under no obligation to perform or continue to perform these procedures. The foregoing procedures may be changed or discontinued at any time.

Further Issues

   We may from time to time, without notice to or the consent of the registered holders of the Notes, create and issue further Notes ranking pari passu with the Notes in all respects, or in all respects except for the payment of interest accruing prior to the issue date of such further Notes or except for the first payment of interest following the issue date of such further Notes. Such further Notes may be consolidated and form a single series with the Notes and have the same terms as to status, redemption or otherwise as the Notes.

Payment of Additional Amounts

   We will pay to the holder of any Note who is a non-United States person (as defined below) such additional amounts as may be necessary in order that every net payment in respect of the principal, premium, if any, or interest, if any, on such Note, after deduction or withholding by GMAC or any paying agent for or on account of any present or future tax, assessment or governmental charge imposed upon or as a result of such payment by the United States or any political subdivision or taxing authority thereof or therein, will not be less than the amount provided for in such Note to be then due and payable before any such deduction or withholding for or on account of any such tax, assessment or governmental charge. The foregoing obligation to pay such additional amounts shall not apply to:

     (a) any tax, assessment or other governmental charge which would not have been so imposed but for:

    . the existence of any present or former connection between such holder
      (or a fiduciary, settlor, beneficiary, member or shareholder of, or holder of a power over, such holder, if such holder is an estate, trust, partnership or corporation) and the United States, including, without limitation, such holder (or such fiduciary, settlor, beneficiary, member, shareholder of, or holder of a power) being or having been a citizen or resident or treated as a resident thereof or being or having been engaged in a trade or business therein or being or having been present therein or having or having had a permanent establishment therein or

    . such holder's present or former status as a personal holding company or foreign personal holding company or controlled foreign corporation for United States federal income tax purposes or corporation which accumulates earnings to avoid United States federal income tax;

     (b) any tax, assessment or other governmental charge which would not have been so imposed but for the presentation by the holder of such Note for payment on a date more than 10 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

     (c) any estate, inheritance, gift, sales, transfer, personal property or excise tax or any similar tax, assessment or governmental charge;


     (d) any tax, assessment or other governmental charge which is payable otherwise than by withholding from payments in respect of principal of, premium, if any, or interest, if any, on any Note;

     (e) any tax, assessment or other governmental charge imposed on interest received by a holder or beneficial owner of a Note who actually or constructively owns 10% or more of the total combined voting power of all classes of stock of GMAC entitled to vote within the meaning of Section 871(h)(3) of the United States Internal Revenue Code of 1986, as amended;

     (f) any tax, assessment or other governmental charge imposed as a result of the failure to comply with:

    . certification, information, documentation, reporting or other similar requirements concerning the nationality, residence, identity or connection with the United States of the holder or beneficial owner of the Note, if such compliance is required by statute, or by regulation of the United States Treasury Department, as a precondition to relief or exemption from such tax, assessment or other governmental charge (including backup withholding) or

    . any other certification, information, documentation, reporting or other similar requirements under United States income tax laws or regulations that would establish entitlement to otherwise applicable relief or exemption from such tax, assessment or other governmental charge;

     (g) any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of the principal of, premium, if any, or interest, if any, on any Note, if such payment can be made without such withholding by at least one other paying agent; or

     (h) any combination of items (a), (b), (c), (d), (e), (f) or (g);

nor will such additional amounts be paid to any holder who is a fiduciary or partnership or other than the sole beneficial owner of the Note to the extent a settlor or beneficiary with respect to such fiduciary or a member of such partnership or a beneficial owner of the Note would not have been entitled to payment of such additional amounts had such beneficiary, settlor, member or beneficial owner been the holder of the Note.

   The Notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable thereto. Except as specifically provided under this heading "Payment of Additional Amounts" and under the heading "Description of Notes--Redemption for Tax Reasons", GMAC shall not be required to make any payment with respect to any tax, assessment or governmental charge imposed by any government or a political subdivision or taxing authority thereof or therein.

   As used under this heading "Payment of Additional Amounts" and under the headings "Description of Notes--Redemption for Tax Reasons" and "United States Federal Taxation--Tax Consequences to Non-United States Persons" the term "United States" means the United States of America (including the States and the District of Columbia) and its territories, its possessions and other areas subject to its jurisdiction. "United States person" has the meaning set forth in "United States Federal Taxation--Tax Consequences to United States Person" and "non-United States person" has the meaning set forth in "United States Federal Taxation--Tax Consequences to Non-United States Persons" below.

Redemption for Tax Reasons

   If, as a result of:

  . any change in or amendment to the laws (including any regulations or rulings promulgated thereunder) of the United States or any political subdivision thereof or therein affecting taxation, which becomes effective after the date of this prospectus supplement or which proposal is made after such date,

  . any change in the official application or interpretation of such laws, including any official proposal for such a change, amendment or change in the application or interpretation of such laws, which change, amendment, application or interpretation is announced or becomes effective after the date of this prospectus supplement or which proposal is made after such date,

  . any action taken by any taxing authority of the United States which action is taken or becomes generally known after the date of this Prospectus Supplement, or any commencement of a proceeding in a court of competent jurisdiction in the United States after such date, whether or not such action was taken or such proceeding was brought with respect to GMAC, there is, in such case, in the written opinion of independent legal counsel of recognized standing to GMAC, a material increase in the probability that GMAC has or may become obligated to pay additional amounts (as described above under "Payment of Additional Amounts"), and GMAC in its business judgment, determines that such obligation cannot be avoided by the use of reasonable measures available to it, not including assignment of the Notes, the Notes may be redeemed, as a whole but not in part, at GMAC's option at any time thereafter, upon notice to the Trustee and the holders of the Notes in accordance with the provisions of the Indenture at a redemption price equal to 100% of the principal amount of the Notes to be redeemed together with accrued interest thereon to the date fixed for redemption.

Notices

   Notices to holders of the Notes will be published in authorized daily newspapers in The City of New York, in London, and, so long as the Notes are listed on the Luxembourg Stock Exchange, in Luxembourg. It is expected that publication will be made in The City of New York in The Wall Street Journal, in London in the Financial Times, and in Luxembourg in the Luxemburger Wort. Any notice given pursuant to these provisions shall be deemed to have been given on the date of publication or, if published more than once, on the date first published.

                         United States Federal Taxation

   The following summary describes the material United States federal income and certain estate tax consequences of ownership and disposition of the Notes. This summary provides general information only and is directed solely to original holders purchasing Notes at the "issue price", that is, the first price to the public at which a substantial amount of the Notes in an issue is sold (excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). This summary is based on the Internal Revenue Code of 1986, as amended to the date hereof (the "Code"), existing administrative pronouncements and judicial decisions, existing and proposed Treasury Regulations currently in effect, and interpretations of the foregoing, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein, possibly with retroactive effect. This summary discusses only Notes held as capital assets within the meaning of Section 1221 of the Code. This summary does not discuss all of the tax consequences that may be relevant to a holder in light of the holder's particular circumstances or to holders subject to special rules, such as certain financial institutions, insurance companies, dealers in securities, persons holding Notes in connection with a hedging transaction, "straddle," conversion transaction or other integrated transaction or persons who have ceased to be United States citizens or to be taxed as resident aliens or United States persons whose functional currency (as defined in Section 985 of the Code) is not the U.S. dollar. Persons considering the purchase of Notes should consult their tax advisors with regard to the application of the United States federal income and estate tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Tax Consequences to United States Persons

   For purposes of the following discussion, "United States person" means a beneficial owner of a Note that is for United States federal income tax purposes:

  . a citizen or resident of the United States,

  . a corporation or other entity created or organized in or under the laws of the United States or of any political subdivision thereof,

  . an estate the income of which is subject to United States federal income taxation regardless of its source, or

  . a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and (2) one or more United States persons have the authority to control all substantial decisions of the trust.

   If a partnership holds Notes, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. Partners of partnerships holding Notes should consult their tax advisors.

 Payments of Interest

   Interest on a Note will generally be taxable to a United States person as ordinary interest income at the time it is accrued or is received in accordance with the United States person's method of accounting for tax purposes.

 Market Discount

   A United States person will have "market discount" to the extent such person purchases a Note for less than a Note's stated redemption price at maturity. The amount of the difference will be treated as market discount for United States federal income tax purposes, unless this difference is less than a specified de minimis amount. A United States person will be required to treat any principal payment on, or any gain on the sale, exchange, retirement or other disposition of a Note as ordinary income to the extent of the market discount accrued on the Note at the time of the payment or disposition unless this market discount has been previously included in income by the holder pursuant to an election by the holder to include market discount in income as it accrues. If the Note is disposed of in certain nontaxable transactions, accrued market discount will be includible as ordinary income to the holder as if such holder had sold the Note at its then fair market value. In addition, the holder may be required to defer, until the maturity of the Note or its earlier disposition (including certain nontaxable transactions), the deduction of all or a portion of the interest expense on any indebtedness incurred or maintained to purchase or carry such Note.

 Sale, Exchange or Retirement of the Notes

   Upon the sale, exchange or retirement of a Note, a United States person will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and the United States person's adjusted tax basis in the Note. For these purposes, the amount realized does not include any amount attributable to interest on the Note that has not previously been included in income, which will be includable as interest as described under "Payments of Interest" above. A United States person's adjusted tax basis in a Note generally will equal the cost of the Note to the United States person.

   In general, gain or loss realized on the sale, exchange or redemption of a Note will be capital gain or loss. Prospective investors should consult their tax advisors regarding the treatment of capital gains (which may be taxed at lower rates than ordinary income for taxpayers who are individuals, trusts or estates) and losses (the deductibility of which is subject to limitations).

 Backup Withholding and Information Reporting

   Backup withholding and information reporting requirements may apply to certain payments of principal, premium and interest on a Note, and to payments of proceeds of the sale or redemption of a Note, to certain non-corporate United States persons. GMAC, its agent, a broker, or any paying agent, as the case may be, will be required to withhold from any payment a tax equal to 30.5 percent of such payment if the United States person fails to furnish or certify his correct taxpayer identification number to the payor in the manner required, fails to certify that such United States person is not subject to backup withholding, or otherwise fails to comply with the applicable requirements of the backup withholding rules. Any amounts withheld under the backup withholding rules from a payment to a United States person may be credited against that United States person's United States federal income tax and may entitle that United States person to a refund, provided that the required information is furnished to the United States Internal Revenue Service.

Tax Consequences to Non-United States Persons

   As used herein, the term "non-United States person" means an owner of a Note that is, for United States federal income tax purposes:

  . a nonresident alien individual,

  . a foreign corporation, or

  . a nonresident alien fiduciary of a foreign estate or trust.

   If a partnership holds Notes, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. Partners of partnerships holding Notes should consult their tax advisors.

 Income and Withholding Tax

   Subject to the discussion of backup withholding below:

     (a) payments of principal and interest on a Note that is beneficially owned by a non-United States person will not be subject to United States federal withholding tax; provided, that in the case of interest,

    . (1) the beneficial owner does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of GMAC entitled to vote, (2) the beneficial owner is not a controlled foreign corporation that is related, directly or indirectly, to GMAC through stock ownership, and (3) either (A) the beneficial owner of the Note certifies (generally on an IRS Form W-8BEN) to the person otherwise required to withhold United States federal income tax from such interest, under penalties of perjury, that it is not a United States person and provides its name and address or (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") and holds the Note certifies to the person otherwise required to withhold United States federal income tax from such interest, under penalties of perjury, that such statement has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the payor with a copy thereof;

    . the beneficial owner is entitled to the benefits of an income tax treaty under which the interest is exempt from United States federal withholding tax and the beneficial owner of the Note or such owner's agent provides an IRS Form W-8BEN claiming the exemption; or

    . the beneficial owner conducts a trade or business in the United
      States to which the interest is effectively connected and the beneficial owner of the Note or such owner's agent provides an IRS Form W-8ECI;

  provided that in each such case, the relevant certification or IRS Form is delivered pursuant to applicable procedures and is properly transmitted to the person otherwise required to withhold United States federal income tax, and none of the persons receiving the relevant certification or IRS Form has actual knowledge that the certification or any statement on the IRS Form is false.

     (b) a non-United States person will not be subject to United States federal withholding tax on any gain realized on the sale, exchange or other disposition of a Note unless the gain is effectively connected with the beneficial owner's trade or business in the United States or, in the case of an individual, the holder is present in the United States for 183 days or more in the taxable year in which the sale, exchange or other disposition occurs and certain other conditions are met; and

     (c) a Note owned by an individual who at the time of death is not, for United States estate tax purposes, a citizen or resident of the United States generally will not be subject to United States federal estate tax as a result of such individual's death if the individual does not actually or constructively own 10% or more of the total combined voting power of all classes of GMAC's stock entitled to vote and, at the time of such individual's death, the income on the Note would not have been effectively connected with a United States trade or business of the individual.

   With respect to the certification requirement referred to in subparagraph
(a), for Notes held by a foreign partnership, unless the foreign partnership has entered into a withholding agreement with the IRS, a foreign partnership will be required, in addition to providing a Form W-8IMY, to attach an appropriate certification by each partner. Prospective investors, including foreign partnerships and their partners, should consult their tax advisors regarding possible additional reporting requirements.

   If a non-United States person holding a Note is engaged in a trade or business in the United States, and if interest on the Note (or gain realized on its sale, exchange or other disposition) is effectively connected with the conduct of such trade or business, such holder, although exempt from the withholding tax discussed in the preceding paragraphs, will generally be subject to regular United States income tax on such effectively connected income in the same manner as if it were a United States person. Such a holder may also need to provide a United States taxpayer identification number on the forms referred to in paragraph (a) above in order to meet the requirements set forth above. In addition, if such holder is a foreign corporation, it may be subject to a 30% branch profits tax (unless reduced or eliminated by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments. For purposes of the branch profits tax, interest on, and any gain recognized on the sale, exchange or other disposition of, a Note will be included in the effectively connected earnings and profits of such holder if such interest or gain, as the case may be, is effectively connected with the conduct by such holder of a trade or business in the United States.

   Each holder of a Note should be aware that if it does not properly provide the required IRS form, or if the IRS form or, if permissible, a copy of such form, is not properly transmitted to and received by the United States person otherwise required to withhold United States federal income tax, interest on the Note may be subject to United States withholding tax at a 30% rate and the holder, including the beneficial owner, will not be entitled to any additional amounts from GMAC described under the heading "Description of Notes --Payment of Additional Amounts" with respect to such tax. Such tax, however, may in certain circumstances be allowed as a refund or as a credit against such holder's United States federal income tax. The foregoing does not deal with all aspects of federal income tax withholding that may be relevant to foreign holders of the Notes. Investors are advised to consult their own tax advisors for specific advice concerning the ownership and disposition of Notes.

 Backup Withholding and Information Reporting

   Under current Treasury Regulations, backup withholding (imposed at the rate of 30.5%) will not apply to payments made by GMAC or a paying agent to a non-United States person in respect of a Note if the certifications required by Sections 871(h) and 881(c) of the Code, which are described above, are received, provided in each case that GMAC or the paying agent, as the case may be, does not have actual knowledge that the payee is a United States person.

   Under current Treasury Regulations, payments of the proceeds from the sale, exchange or other disposition of a Note made to or through a foreign office of a broker (including a custodian, nominee or other agent acting on behalf of the beneficial owner of a Note) generally will not be subject to information reporting or backup withholding. However, if such broker is a United States person, a controlled foreign corporation for United States federal tax purposes, a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period, or a foreign partnership with certain connections with the United States, then information reporting will be required unless the broker has in its records documentary evidence that the beneficial owner is not a United States person and certain other conditions are met or the beneficial owner otherwise establishes an exemption. Backup withholding may apply to any payment that such broker is required to report if such broker has actual knowledge that the payee is a United States person. Payments to or through the United States office of a broker are subject to information reporting and backup withholding unless the holder or beneficial owner certifies, under penalties of perjury, that it is a non-United States person and that it satisfies certain other conditions or otherwise establishes an exemption from information reporting and backup withholding.

   Non-United States persons holding Notes should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if available. Backup withholding is not a separate tax, but is allowed as a refund or credit against the holder's United States federal income tax, provided the necessary information is furnished to the Internal Revenue Service.

   Interest on a Note that is beneficially owned by a non-United States person will be reported annually on IRS Form 1042S, which must be filed with the Internal Revenue Service and furnished to such beneficial owner.

   The United States federal income tax discussion set forth above is included for general information only and may not be applicable depending upon a holder's particular situation. Holders should consult their own tax advisors with respect to the tax consequences to them of the ownership and disposition of the Notes, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in federal or other tax laws.

                                  Underwriting

   Subject to the terms and conditions set forth in an underwriting agreement dated October 26, 2001 (the "Underwriting Agreement"), we have agreed to sell to each of the underwriters named below, and each of the underwriters, for whom Bear, Stearns & Co. Inc., J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated and UBS Warburg LLC are acting as representatives (collectively, the "Representatives"), has severally agreed to purchase the principal amount of the Notes set forth opposite its name below. In the Underwriting Agreement, the several underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all the Notes offered hereby if any of the Notes are purchased.

                                                                   Principal
                                                                     Amount
Underwriters                                                        of Notes
------------                                                     --------------
Bear, Stearns & Co. Inc. ....................................... $  440,015,000
J.P. Morgan Securities Inc. ....................................    440,015,000
Morgan Stanley & Co. Incorporated...............................    440,015,000
UBS Warburg LLC.................................................    440,015,000
Credit Suisse First Boston Corporation..........................     20,000,000
Merrill, Lynch, Pierce, Fenner & Smith Incorporated.............     20,000,000
Banc of America Securities LLC..................................     15,380,000
Banc One Capital Markets, Inc. .................................     15,380,000
Barclays Capital Inc. ..........................................     15,380,000
Blaylock & Partners, L. P. .....................................     15,380,000
BNP Paribas Securities Corp. ...................................     15,380,000
Commerzbank Capital Markets Corporation.........................     15,380,000
Dresdner Kleinwort Wasserstein Securities LLC...................     15,380,000
RBC Dominion Securities Corporation.............................     15,380,000
Scotia Capital (USA) Inc. ......................................     15,380,000
TD Securities (USA) Inc ........................................     15,380,000
Utendahl Capital Partners, L.P. ................................     15,380,000
Westdeutsche Landesbank Girozentrale............................     15,380,000
The Williams Capital Partners, L.P. ............................     15,380,000
                                                                 --------------
  Total......................................................... $2,000,000,000
                                                                 ==============

   The Representatives of the underwriters have advised us that the underwriters propose initially to offer each series of the Notes to the public at the respective offering price set forth on the cover page of this prospectus supplement and to certain dealers at such price less a concession not in excess of 0.275% of the principal amount of the Notes. The underwriters may allow, and such dealers may reallow, a concession not in excess of 0.250% of the principal amount of the Notes to certain other dealers. After the initial public offering, the public offering price and concession may be changed.

   We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

   The Notes are offered for sale in those jurisdictions in the United States, Europe, Asia and Canada where it is legal to make such offers. Only offers and sales of the Notes in the United States, as part of the initial distribution thereof or in connection with resales thereof under circumstances where this prospectus supplement and the accompanying prospectus must be delivered, are made pursuant to the registration statement of which the accompanying prospectus, as supplemented by this prospectus supplement, is a part.

   Each underwriter has represented and agreed that it will comply with all applicable laws and regulations in force in any jurisdiction in which it purchases, offers, sells or delivers the Notes or possesses or distributes this prospectus supplement or the accompanying prospectus and will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the Notes under the laws and regulations in force in any jurisdiction to which it is subject or in which it makes such purchases, offers or sales and neither GMAC nor any other underwriter shall have responsibility therefor.

   Each underwriter, severally and not jointly, represents and agrees that:

  . it has not offered or sold and will not offer or sell any Notes to persons in the United Kingdom prior to the expiry of the period of six months from the issue date of the Notes except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995;

  . it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issue of the Notes to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996, as amended, or is a person to whom such document may otherwise lawfully be issued or passed on;

  . It has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to any Notes in, from or otherwise involving the United Kingdom; and

  . it has not, directly or indirectly, offered or sold and will not directly or indirectly, offer or sell in the Netherlands any Notes other than to persons who trade or invest in securities in the conduct of a profession or business (which include banks, stockbrokers, insurance companies, pension funds, other institutional investors and finance companies and treasury departments of large enterprises).

   Certain of the underwriters will make the Notes available for distribution on the Internet through a proprietary web site and/or a third party system operated by Market Axess Inc., an Internet-based communications technology provider. Market Axess Inc. is providing the system as a conduit for communications between these underwriters and their customers and is not a party to any transactions. Market Axess Inc., a registered broker-dealer, will receive compensation based on transactions conducted through the system. Underwriters will make the Notes available to their customers through the Internet distributions, whether made through a proprietary or third-party system, on the same terms as distributions made through other channels.

   Although the Notes have been listed on the Luxembourg Stock Exchange, the Notes are a new issue of securities with no established trading market. No assurance can be given as to the liquidity of, or the trading markets for, the Notes. We have been advised by the underwriters that they intend to make a market in the Notes, but they are not obligated to do so and may discontinue such market-making at any time without notice.

   Purchasers of the Notes may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the issue price set forth on the cover page of this prospectus supplement.

   In connection with the sale of the Notes, certain of the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes. Specifically, the underwriters may overallot the offering, creating a short position. In addition, the underwriters may bid for and purchase the Notes in the open market to cover short positions or to stabilize the price of the Notes. Any of these activities may stabilize or maintain the market price of the Notes above independent market levels. The underwriters will not be required to engage in these activities, and may end any of these activities at any time.

   Lloyd D. Ward, a director of J.P. Morgan Chase & Co., of which Chase Securities Inc. is a direct wholly owned subsidiary, is a director of General Motors Corporation. John H. Bryan, a director of Bank One Corporation, of which Banc One Capital Markets, Inc. is a direct wholly owned subsidiary, is a director of

General Motors Corporation. E. Stanley O'Neal, a director of Merrill Lynch & Co., Inc., of which Merrill, Lynch, Pierce, Fenner & Smith Incorporated is a wholly owned subsidiary, is a director of General Motors Corporation. In the ordinary course of their respective businesses, certain of the underwriters or their affiliates have engaged, and will in the future engage, in commercial banking and investment banking transactions with GMAC and certain of its affiliates.

                              General Information

   Application has been made to list the Notes on the Luxembourg Stock Exchange. In connection with the listing application, the Certificate of Incorporation and the By-Laws of GMAC and a legal notice relating to the issuance of the Notes have been deposited prior to listing with the Greffier en Chef du Tribunal d'Arrondissement de et a Luxembourg, where copies thereof may be obtained upon request. Copies of the above documents together with this prospectus supplement, the accompanying prospectus, the Indenture and GMAC's Annual Report on Form 10-K for the year ended December 31, 2000 as well as all Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed since December 31, 2000, so long as any of the Notes are outstanding, will be made available for inspection at the main office of Banque Generale du Luxembourg S.A. Banque Generale du Luxembourg S.A. will act as intermediary between the Luxembourg Stock Exchange and GMAC and the holders of the Notes. In addition, copies of the Annual Reports, Quarterly Reports and Current Reports of GMAC may be obtained free of charge at such office.

   Except as may be disclosed herein (including the documents incorporated by reference), there has been no material adverse change in the financial or trading position of GMAC since December 31, 2000.

   Except as may be disclosed in the documents incorporated by reference, GMAC is not a party to any legal or arbitration proceedings (including any that are pending or threatened) which may have or have had during the previous 12 months a significant effect on GMAC's consolidated financial position.

   The Notes have been accepted for clearance through Euroclear and Clearstream and have been assigned Euroclear and Clearstream Common Code No. 013571686, International Security Identification Number (ISIN) US370425RX06 and CUSIP No. 370425RX0.

                                 Legal Opinions

   The validity of the Notes offered pursuant to this prospectus supplement will be passed on for GMAC by Martin I. Darvick, Esq., Assistant General Counsel of GMAC, and for the underwriters by Davis Polk & Wardwell. Mr. Darvick owns shares, and has options to purchase shares, of General Motors Corporation common stock, $1 2/3 par value and owns shares of General Motors Corporation Class H common stock, $0.10 par value.

   The firm of Davis Polk & Wardwell acts as counsel to the Executive Compensation Committee of the Board of Directors of General Motors Corporation and has acted as counsel for General Motors Corporation and GMAC in various matters.

                      PRINCIPAL EXECUTIVE OFFICES OF GMAC

                             200 Renaissance Center
                          Detroit, Michigan 48265-2000
                                 United States

                             LEGAL AND TAX ADVISORS
                                    TO GMAC

       (As to United States Law)               (As to United States Law)
        Martin I. Darvick, Esq.                   Peter F. Hiltz, Esq.
         300 Renaissance Center                  300 Renaissance Center
        Detroit, Michigan 48265                 Detroit, Michigan 48265
             United States                           United States

                                    AUDITORS

                              Independent Auditors
                                    of GMAC
                             Deloitte & Touche LLP
                             600 Renaissance Center
                          Detroit, Michigan 48243-1274
                                 United States

                       LEGAL ADVISORS TO THE UNDERWRITERS

                           (As to United States Law)
                             Davis Polk & Wardwell
                              450 Lexington Avenue
                            New York, New York 10017
                                 United States

                                 LISTING AGENT

                       Banque Generale du Luxembourg S.A.
                            50 Avenue J. F. Kennedy
                               L-2951 Luxembourg

                                    TRUSTEE

                              The Bank of New York
                               101 Barclay Street
                                    Floor 7E
                            New York, New York 10286
                                 United States

                    PAYING AND TRANSFER AGENT IN LUXEMBOURG

                       Banque Generale du Luxembourg S.A.
                            50 Avenue J. F. Kennedy
                               L-2951 Luxembourg

PROSPECTUS

                                $30,000,000,000
                     General Motors Acceptance Corporation

             Debt Securities, Warrants to Purchase Debt Securities

                               ----------------

   We will offer from time to time debt securities or warrants to purchase debt securities. We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and any supplemental prospectus carefully before you invest.

                               ----------------

   We reserve the sole right to accept and, together with our agents from time to time, to reject in whole or in part any proposed purchase of securities to be made directly or through any agents.

                               ----------------

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                               ----------------

                                 April 20, 2001

   You should rely only on the information contained in or incorporated by reference in this prospectus or any accompanying supplemental prospectus. We have not authorized anyone to provide you with different information or to make any additional representations. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of each of those documents.

                               Table of Contents

                                                                            Page
                                                                            ----
Principal Executive Offices................................................   3
Where You Can Find More Information........................................   3
Incorporation of Certain Documents by Reference............................   3
Description of General Motors Acceptance Corporation.......................   4
Ratio of Earnings to Fixed Charges.........................................   4
Use of Proceeds............................................................   4
Description of Debt Securities.............................................   4
Description of Warrants....................................................   9
Plan of Distribution.......................................................  10
Experts....................................................................  12

   Unless the context indicates otherwise, the words "GMAC", "we", "our", "ours" and "us" refer to General Motors Acceptance Corporation.

   Any agent's commissions or dealer or underwriter's discounts in relation to the sale of securities covered by this prospectus will be set forth in the applicable prospectus supplement. The net proceeds we receive from such sale will be (a) the purchase price of the securities less such agent's commission,
(b) the purchase price of the securities, in the case of a dealer or (c) the public offering price of the securities less such underwriter's discount. There will be an additional deduction from the proceeds in the case of (a), (b) and
(c), for other related issuance expenses. Our aggregate proceeds from all securities sold will be the purchase price of the securities sold less the aggregate of the agents' commissions, the underwriter discounts and any other expenses of issuance and distribution.

                          PRINCIPAL EXECUTIVE OFFICES

   Our principal executive offices are located at 200 Renaissance Center, Detroit, Michigan 48265, and our telephone number is 313-556-5000.

                               ----------------

                      WHERE YOU CAN FIND MORE INFORMATION

   We file annual, quarterly, and special reports and other information with the SEC. You may read and copy any reports or other information we file at the public reference room of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also inspect our filings at the following Regional Offices of the SEC located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and Seven World Trade Center, Suite 1300, New York, New York 10048. You may also request copies of our documents upon payment of a duplicating fee, by writing to the SEC's Public Reference Room. You may obtain information regarding the Public Reference Room by calling the SEC at 1-800-SEC-0330. SEC filings are also available to the public from commercial document retrieval services and over the Internet at http://www.sec.gov. Reports and other information can also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

   We have filed with the SEC a registration statement on Form S-3 (together with all amendments and exhibits, the "registration statement") under the Securities Act of 1933 with respect to the securities. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement. Certain parts of the registration statement are omitted from the prospectus in accordance with the rules and regulations of the SEC.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

   The SEC allows us to "incorporate by reference" information we file with them, which means that we can disclose important information to you by referring you to those documents, including our annual, quarterly and current reports, that are considered part of this prospectus. Information that we file later with the SEC will automatically update and supersede this information.

   We incorporate by reference the documents set forth below that we previously filed with the SEC and any future filings made with the SEC until the offering of all the securities has been completed. These documents contain important information about GMAC and its finances.

      SEC Filings (File No. 1-3754)                 Period
      -----------------------------                 ------
      Annual Report on Form 10-K................... Year ended December 31, 2000

   You may request a copy of the documents incorporated by reference in this prospectus, except exhibits to such prospectus, at no cost, by writing or telephoning the office of G. E. Gross, Controller, at the following address and telephone number:

                                          General Motors Acceptance
                                           Corporation
                                          200 Renaissance Center
                                          Mail code 482-B07-C24
                                          Detroit, Michigan 48265-2000
                                          Tel: (313) 665-4327

             DESCRIPTION OF GENERAL MOTORS ACCEPTANCE CORPORATION

   We are a wholly-owned subsidiary of General Motors Corporation and were incorporated in 1997 under the Delaware General Corporation Law. On January 1, 1998, we merged with our predecessor, which was originally incorporated in 1919 under the New York Banking Law relating to investment companies, and thereupon assumed all of our predecessor's assets, liabilities and obligations. Operating directly and through subsidiaries and associated companies in which we have equity investments, we offer a wide variety of automotive financial services to and through franchised General Motors dealers in many countries throughout the world. We also offer financial services to other automobile dealerships and to the customers of those dealerships. Other financial services we offer include insurance and mortgage banking.

   Our principal businesses are:

  . to finance the acquisition by franchised General Motors dealers for resale of various new automotive and nonautomotive products manufactured by General Motors Corporation;

  . to acquire from such dealers, either directly or indirectly, installment obligations covering retail sales and leases of new General Motors products as well as used units of any make;

  . to finance new products of other manufacturers; and

  . to lease motor vehicles and certain types of capital equipment to others.

   The automotive financing industry is highly competitive. Our principal competitors are affiliated finance subsidiaries of other major manufacturers as well as a large number of banks, commercial finance companies, savings and loan associations and credit unions. Our business is influenced by our ability to offer competitive financing rates which in turn is directly affected by our access to capital markets.

                      RATIO OF EARNINGS TO FIXED CHARGES

                               Years Ended December 31,
           -----------------------------------------------------------------------------------------
           2000            1999                   1998                   1997                   1996
           ----            ----                   ----                   ----                   ----
           1.30            1.38                   1.33                   1.42                   1.41

   We compute the ratio of earnings to fixed charges by dividing earnings before income taxes and fixed charges by the fixed charges. This ratio includes our consolidated earnings and fixed charges. Fixed charges consist of interest and discount and the portion of rentals for real and personal properties in an amount deemed to be representative of the interest factor.

                                USE OF PROCEEDS

   We will add the net proceeds from the sale of the securities to our general funds and they will be available for the purchase of receivables, the making of loans or the repayment of debt. We may initially use the proceeds to reduce short-term borrowings or to invest in short-term securities.

                        DESCRIPTION OF DEBT SECURITIES

   The debt securities offered are to be issued under an Indenture dated as of July 1, 1982, as amended by:

  . a First Supplemental Indenture dated as of April 1, 1986

   .a Second Supplemental Indenture dated as of June 15, 1987

   .a Third Supplemental Indenture dated as of September 30, 1996

   .a Fourth Supplemental Indenture dated as of January 1, 1998

   .a Fifth Supplemental Indenture dated as of September 30, 1998 and as further amended by the Trust Indenture Reform Act of 1990 (together, the "Indenture"), between us and The Bank of New York, Successor Trustee (the "Trustee"), copies of which are filed as exhibits to the registration statement. The following summaries of certain provisions of the Indenture are not complete and are subject to all provisions of the Indenture, including the definition of certain terms.

   The Indenture provides that, in addition to the debt securities being offered, additional debt securities may be issued without limitation as to aggregate principal amount, but only as authorized by our Board of Directors.

General

   Reference is made to the accompanying prospectus supplement for the following terms of the debt securities being offered:

  . the designation of the debt securities;

  . the aggregate principal amount of the debt securities;

  . the percentage of their principal amount at which the debt securities will be issued;

  . the date or dates on which the debt securities will mature;

  . the rate or rates per annum, if any, at which the debt securities will bear interest;

  . the times at which the interest will be payable;

  . the date after which the debt securities may be redeemed and the redemption price;

  . the currency or currencies in which the debt securities are issuable or payable;

  . the exchanges on which the debt securities may be listed; and

  . whether the debt securities shall be issued in book-entry form.

   Principal and interest, if any, will be payable, and, unless the debt securities are issued in book-entry form, the debt securities being offered will be transferable, at the principal corporate trust office of the Trustee, which at the date hereof is 101 Barclay Street, New York, New York 10286, provided that payment of interest may be made at our option by check mailed to the address of the person entitled thereto.

   The debt securities will be unsecured and unsubordinated and will rank pari passu with all our other unsecured and unsubordinated obligations (other than obligations preferred by mandatory provisions of law).

   Some of the debt securities may be issued as discounted debt securities, bearing no interest or interest at a rate, which at the time of issuance, is below market rates, to be sold at a substantial discount below their stated principal amount. Federal income tax consequences and other special considerations applicable to any such discounted debt securities will be described in the accompanying prospectus supplement.

   Debt securities will include debt securities denominated in United States dollars or, at our option if so specified in the accompanying prospectus supplement, in any other freely transferable currency.

   If a prospectus supplement specifies that debt securities are denominated in a currency other than United States dollars, the prospectus supplement will also specify the denomination in which such debt securities will be issued and the coin or currency in which the principal, premium, if any, and interest on the debt securities, where applicable, will be payable, which may be United States dollars based upon the exchange rate for such other currency existing on or about the time a payment is due.

   If a prospectus supplement specifies that the debt securities will have a redemption option, the "Option to Elect Repurchase" constitutes an issuer tender offer under the Exchange Act. We will comply with all issuer tender offer rules and regulations under the Exchange Act, including Rule 14e-1, if such redemption option is elected. We will make any required filings with the Commission and furnish certain information to the holders of the debt securities.

Book-Entry, Delivery and Form

   Unless otherwise indicated in the accompanying prospectus supplement, the debt securities will be issued in the form of one or more fully registered global securities (collectively, the "Global Debt Security") which will be deposited with, or on behalf of, The Depository Trust Company, New York, New York (the "Depositary" or "DTC") and registered in the name of the Depositary's nominee. Except as set forth below, the Global Debt Security may be transferred, in whole and not in part, only to another nominee of the Depositary or to a successor of the Depositary or its nominee.

   The Depositary has advised as follows: it is a limited-purpose trust company which was created to hold securities for its participating organizations and to facilitate the clearance and settlement of securities transactions between participants in such securities through electronic book-entry changes in accounts of its participants. Participants include:

  . securities brokers and dealers, including the underwriters named in the accompanying prospectus supplement;

  . banks and trust companies;

  . clearing corporations; and

  . certain other organizations.

   Access to the Depositary's system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by the Depositary only through participants or indirect participants.

   The Depositary advises that pursuant to procedures established by it:

  . upon issuance of the debt securities by us, the Depositary will credit the account of participants designated by the underwriters with the principal amounts of the debt securities purchased by the underwriters; and

  . ownership of beneficial interests in the Global Debt Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary (with respect to participants' interests), the participants and the indirect participants (with respect to the owners of beneficial interests in the Global Debt Security).

   The laws of some states require that certain persons take physical delivery in definitive form of securities which they own. Consequently, the ability to transfer beneficial interests in the Global Debt Security is limited to such extent.

   As long as the Depositary's nominee is the registered owner of the Global Debt Security, such nominee for all purposes will be considered the sole owner or holder of the debt securities under the Indenture. Except as provided below, you will not:

  . be entitled to have any of the debt securities registered in your name,

  . receive or be entitled to receive physical delivery of the debt securities in definitive form, or

  . be considered the owner or holder of the debt securities under the Indenture.

   Neither we, the Trustee, any Paying Agent nor the Depositary will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the Global Debt Security, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

   Principal and interest payments on the debt securities registered in the name of the Depositary's nominee will be made by the Trustee to the Depositary's nominee as the registered owner of the Global Debt Security. Under the terms of the Indenture, we and the Trustee will treat the persons in whose names the debt securities are registered as the owners of the debt securities for the purpose of receiving payment of principal and interest on the debt securities and for all other purposes whatsoever. Therefore, we do not have, and neither the Trustee nor any Paying Agent has, any direct responsibility or liability for the payment of principal or interest on the debt securities to owners of beneficial interests in the Global Debt Security. The Depositary has advised us and the Trustee that its present practice is, upon receipt of any payment of principal or interest, to immediately credit the accounts of the Participants with such payment in amounts proportionate to their respective holdings in principal amount of beneficial interests in the Global Debt Security as shown on the records of the Depositary. Payments by participants and indirect participants to owners of beneficial interests in the Global Debt Security will be the responsibility of such participants and indirect participants and will be governed by their standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name".

   If the Depositary is at any time unwilling or unable to continue as depositary and we have not appointed a successor depositary within 90 days, we will issue debt securities in definitive form in exchange for the Global Debt Security. In addition, we may at any time determine not to have the debt securities represented by the Global Debt Security and, in such event, will issue debt securities in definitive form in exchange for the Global Debt Security. In either instance, an owner of a beneficial interest in a Global Debt Security will be entitled to have debt securities equal in principal amount to the beneficial interest registered in its name and will be entitled to physical delivery of the debt securities in definitive form. Debt securities so issued in definitive form will be issued in denominations of $1,000 and integral multiples thereof and will be issued in registered form only, without coupons. No service charge will be made for any transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Limitation on Liens

   The only financial covenant applicable to the debt securities is that described below. That covenant requires that the debt securities be equally and ratably secured in the circumstances described therein but has no special application merely by virtue of the occurrence of any transaction or series of transactions resulting in material changes in GMAC's debt-to-equity ratio.

   The debt securities are not secured by mortgage, pledge or other lien.

   GMAC will covenant in the debt securities that so long as any of the debt securities remain outstanding, it will not pledge or otherwise subject to any lien any of its property or assets unless the debt securities are secured by such pledge or lien equally and ratably with any and all other obligations and indebtedness secured thereby so long as any such other obligations and indebtedness shall be so secured. Such covenant does not apply to:

  . the pledge of any assets to secure any financing by GMAC of the exporting of goods to or between, or the marketing thereof in, foreign countries (other than Canada), in connection with which GMAC reserves the right, in accordance with customary and established banking practice, to deposit, or otherwise subject to a lien, cash, securities or receivables, for the purpose of securing banking accommodations or as the basis for the issuance of bankers' acceptances or in aid of other similar borrowing arrangements;

  . the pledge of receivables payable in foreign currencies (other than Canadian dollars) to secure borrowings in foreign countries (other than Canada);

  . any deposit of assets of GMAC with any surety company or clerk of any court, or in escrow, as collateral in connection with, or in lieu of, any bond on appeal by GMAC from any judgment or decree against it, or in connection with other proceedings in actions at law or in equity by or against GMAC;

  . any lien or charge on any property, tangible or intangible, real or personal, existing at the time of acquisition of such property (including acquisition through merger or consolidation) or given to secure the payment of all or any part of the purchase price thereof or to secure any indebtedness incurred prior to, at the time of, or within 60 days after, the acquisition thereof for the purpose of financing all or any part of the purchase price thereof; and

  . any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any lien, charge or pledge referred to in the foregoing four clauses of this paragraph; provided, however, that the amount of any and all obligations and indebtedness secured thereby shall not exceed the amount thereof so secured immediately prior to the time of such extension, renewal or replacement and that such extension, renewal or replacement shall be limited to all or a part of the property which secured the charge or lien so extended, renewed or replaced (plus improvements on such property).

Merger and Consolidation

   The Indenture provides that we will not merge or consolidate with another corporation or sell or convey all or substantially all of our assets unless either we are the continuing corporation or the new corporation shall expressly assume the interest and principal due under the securities. In either case, the Indenture provides that neither we nor a successor corporation may be in default of performance immediately after a merger or consolidation. Additionally, the Indenture provides that in the case of any such merger or consolidation, either we or the successor company may continue to issue securities under the Indenture.

Modification of the Indenture

   The Indenture contains provisions permitting us and the Trustee to modify or amend the Indenture or any supplemental indenture or the rights of the holders of the debt securities issued thereunder, with the consent of the holders of not less than 66 2/3% in aggregate principal amount of the debt securities of all series at the time outstanding under such Indenture which are affected by such modification or amendment, voting as one class, provided that no such modification shall:

  . extend the fixed maturity of any debt securities, or reduce the principal amount thereof, or premium, if any, or reduce the rate or extend the time of payment of interest thereon, without the consent of the holder of each debt security so affected, or

  . reduce the aforesaid percentage of debt securities, the consent of the holders of which is required for any such modification, without the consent of the holders of all debt securities then outstanding under the Indenture.

Events of Default

   An Event of Default with respect to any series of debt securities issued subject to the Indenture is defined in the Indenture as being:

  . default in payment of any principal or premium, if any, on such series;

  . default for 30 days in payment of any interest on such series;

  . default for 30 days after notice in performance of any other covenant in the Indenture; or

  . certain events of bankruptcy, insolvency or reorganization.

   No Event of Default with respect to a particular series of debt securities issued under the Indenture necessarily constitutes an Event of Default with respect to any other series of debt securities issued thereunder. In case an Event of Default as set out in the first, second and third items listed above shall occur and be continuing with respect to any series, the Trustee or the holders of not less than 25% in aggregate principal amount of debt securities of each such series then outstanding may declare the principal, or, in the case of discounted debt securities, the amount specified in the terms thereof, of such series to be due and payable. In case an Event of Default as set out in the fourth item listed above shall occur and be continuing, the Trustee or the holders of not less than 25% in aggregate principal amount of all the debt securities then outstanding, voting as one class, may declare the principal, or, in the case of discounted debt securities, the amount specified in the terms thereof, of all outstanding debt securities to be due and payable. Any Event of Default with respect to a particular series of debt securities may be waived by the holders of a majority in aggregate principal amount of the outstanding debt securities of such series, or of all the outstanding debt securities, as the case may be, except in a case of failure to pay principal or premium, if any, or interest on such debt security for which payment had not been subsequently made. We are required to file with the Trustee annually an Officers' Certificate as to the absence of certain defaults under the terms of the Indenture. The Indenture provides that the Trustee may withhold notice to the securityholders of any default, except in payment of principal, premium, if any, or interest, if it considers it in the interest of the securityholders to do so.

   Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default shall occur and be continuing, the Trustee shall be under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the securityholders, unless such securityholders shall have offered to the Trustee reasonable indemnity or security.

   Subject to such provisions for the indemnification of the Trustee and to certain other limitations, the holders of a majority in principal amount of the debt securities of each series affected, with each series voting as a separate class, at the time outstanding shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee.

Concerning the Trustee

   The Bank of New York is the Successor Trustee under the Indenture. It is also Successor Trustee under various other indentures covering our outstanding notes and debentures. The Bank of New York and its affiliates act as depository for funds of, make loans to, act as trustee and perform certain other services for, certain of our affiliates and us in the normal course of its business. As trustee of various trusts, it has purchased our securities and those of certain of our affiliates.

                            DESCRIPTION OF WARRANTS

General

   The following statements with respect to the warrants are summaries of the detailed provisions of one or more separate warrant agreements (each a "Warrant Agreement") between us and a banking institution organized under the laws of the United States or one of the states thereof (each a "Warrant Agent"), a form of which is filed as an exhibit to the registration statement. Wherever particular provisions of the Warrant Agreement or terms defined therein are referred to, such provisions or definitions are incorporated by reference as a part of the statements made, and the statements are qualified in their entirety by such reference.

   The warrants will be evidenced by warrant certificates (the "Warrant Certificates") and, except as otherwise specified in the prospectus supplement accompanying this prospectus, may be traded separately from any debt securities with which they may be issued. Warrant Certificates may be exchanged for new Warrant Certificates of different denominations at the office of the Warrant Agent. The holder of a warrant does not have any of the rights of a holder of a debt security in respect of, and is not entitled to any payments on, any debt securities issuable, but not yet issued, upon exercise of the warrants.

   The warrants may be issued in one or more series, and reference is made to the prospectus supplement accompanying this prospectus relating to the particular series of warrants, if any, offered thereby for the terms of, and other information with respect to, such warrants, including:

  . the title and the aggregate number of warrants;

  . the debt securities for which each warrant is exercisable;

  . the date or dates on which the warrants will expire;

  . the price or prices at which the warrants are exercisable;

  . the currency or currencies in which the warrants are exercisable;

  . the periods during which and places at which the warrants are exercisable;

  . the terms of any mandatory or optional call provisions;

  . the price or prices, if any, at which the warrants may be redeemed at the option of the holder or will be redeemed upon expiration;

  . the identity of the Warrant Agent;

  . the exchanges, if any, on which the warrants may be listed; and

  . whether the Warrants shall be issued in book-entry form.

Exercise of Warrants

   Warrants may be exercised by payment to the Warrant Agent of the exercise price, in each case in such currency or currencies as are specified in the warrant, and by communicating to the Warrant Agent the identity of the warrantholder and the number of warrants to be exercised. Upon receipt of payment and the Warrant Certificate properly completed and duly executed, at the office of the Warrant Agent, the Warrant Agent will, as soon as practicable, arrange for the issuance of the applicable debt securities, the form of which shall be set forth in the prospectus supplement. If less than all of the warrants evidenced by a Warrant Certificate are exercised, a new Warrant Certificate will be issued for the remaining amounts of Warrants.

                              PLAN OF DISTRIBUTION

   We may sell the securities being offered in five ways:

  . directly to purchasers,

  . through agents,

  . through underwriters,

  . through dealers, and

  . through a number of direct sales or auctions performed by utilizing the Internet or a bidding or ordering system.

Direct Sales

   We may directly solicit offers to purchase securities. In this case, no underwriters or agents would be involved.

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By Agents

   We may use agents to sell the securities. Any such agent, who may be deemed to be an underwriter as that term is defined in the Securities Act of 1933, involved in the offer or sale of the securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to such agent set forth, in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment, which is ordinarily five business days or less.

By Underwriters

   If an underwriter or underwriters are utilized in the sale, we will enter into an underwriting agreement with such underwriters at the time of sale to them and the names of the underwriters and the terms of the transaction will be set forth in the prospectus supplement, which will be used by the underwriters to make resales of the securities in respect of which this prospectus is delivered to the public.

By Dealers

   If a dealer is utilized in the sale of the securities in respect of which this prospectus is delivered, we will sell such securities to the dealer as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale.

Delayed Delivery Contracts

   If so indicated in the prospectus supplement, we will authorize agents and underwriters to solicit offers by certain institutions to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date stated in the prospectus supplement. Each delayed delivery contract will be for an amount not less than the respective amounts stated in the prospectus supplement. Unless we otherwise agree, the aggregate principal amount of securities sold pursuant to delayed delivery contracts shall be not less nor more than the respective amounts stated in the prospectus supplement. Institutions with whom delayed delivery contracts, when authorized, may be made include:

  . commercial and savings banks,

  . insurance companies,

  . pension funds,

  . investment companies,

  . educational and charitable institutions, and

  . other institutions.

   All delayed delivery contracts are subject to our approval. Delayed delivery contracts will not be subject to any conditions except that the purchase by an institution of the securities covered by its delayed delivery contract shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject. A commission indicated in the prospectus supplement will be paid to underwriters and agents soliciting purchases of securities pursuant to contracts accepted by us.

Through the Internet

   We may also offer debt securities directly to the public, with or without the involvement of agents, underwriters or dealers, and may utilize the Internet or another electronic bidding or ordering system for the pricing and allocation of such debt securities. Such a system may allow bidders to directly participate, through electronic access to an auction site, by submitting conditional offers to buy that are subject to acceptance by us, and which may directly affect the price or other terms at which such securities are sold.

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   The final offering price at which debt securities would be sold and the allocation of debt securities among bidders, would be based in whole or in part on the results of the Internet bidding process or auction. Many variations of the Internet auction or pricing and allocating systems are likely to be developed in the future, and we may utilize such systems in connection with the sale of debt securities. We will describe in the related supplement to this prospectus how any auction or bidding process will be conducted to determine the price or any other terms of the debt securities, how potential investors may participate in the process and, where applicable, the nature of the underwriters' obligations with respect to the auction or ordering system.

General Information

   The place and time of delivery for the securities described in this prospectus are set forth in the accompanying prospectus supplement.

   We may have agreements with the agents, underwriters and dealers to indemnify them against certain liabilities, including liabilities under the Securities Act of 1933.

   Underwriters, dealers and agents may engage in transactions with or perform services for us in the ordinary course of business.

   In connection with the sale of the securities, certain of the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. Specifically, the underwriters may overallot the offering, creating a short position. In addition, the underwriters may bid for, and purchase, the securities in the open market to cover short positions or to stabilize the price of the securities. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters will not be required to engage in these activities, and may end any of these activities at any time.

                                    EXPERTS

   The consolidated financial statements incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2000 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

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